Exhibit 4.1

AVON PRODUCTS, INC.,

as Issuer

5.000% NOTES DUE 2023

ELEVENTH SUPPLEMENTAL INDENTURE

Dated as of January 21, 2021

To

INDENTURE

Dated as of February 27, 2008

Deutsche Bank Trust Company Americas,

as Trustee

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of the 21st day of January, 2021, between AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York, as Issuer (herein called the “Company”), having its principal office at Building 6, Chiswick Park, London, W4 5HR, United Kingdom, and DEUTSCHE BANK TRUST COMPANY AMERICAS, with its principal office at 60 Wall Street, New York, New York 10005, a banking corporation duly organized under the State of New York, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered an Indenture, dated as of February 27, 2008 (the “Original Indenture”) providing for the issuance by the Company from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”);

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, duly determined to make, execute and deliver to the Trustee (i) the Seventh Supplemental Indenture to the Original Indenture dated March 12, 2013 (the “Seventh Supplemental Indenture”) as permitted by Sections 3.01 and 9.01 of the Original Indenture in order to establish the form or terms of, and to provide for the creation and issue of, a series of Securities under the Original Indenture in the initial aggregate principal amount of $500,000,000 designated as the “5.000% Notes due 2023” of the Company (collectively referred to herein as the “Notes”) and (ii) the Ninth Supplemental Indenture to the Original Indenture dated as of July 26, 2019 (together with Seventh Supplemental Indenture and the Original Indenture, the “Indenture”) as permitted by Section 9.02 of the Original Indenture in connection with the solicitation and receipt of consents by the Company from Holders holding at least a majority in aggregate principal amount of the Notes to effect certain amendments to the Seventh Supplemental Indenture;

WHEREAS, the Company has solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”), pursuant to the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated January 12, 2021 (the “Consent Solicitation”);

WHEREAS, Holders that delivered consents in connection with the Consent Solicitation have also consented to (i) the right (but not the obligation) of Natura &Co Holding S.A. (“Natura &Co Holding”) to become a party to the Indenture to guarantee the Company’s obligations with respect to the Notes and (ii) the right (but not the obligation), from time to time, to add covenants from Natura &Co Holding to the Indenture for the benefit of the Holders to the Notes;

WHEREAS, the Company has obtained the requisite consents to the Proposed Amendments to the Indenture set forth in this Eleventh Supplemental Indenture;

WHEREAS, the Trustee has received an Officers’ Certificate of the Company and an Opinion of Counsel in accordance with Section 1.02 of the Indenture;

WHEREAS, pursuant to Section 2.11 of the Seventh Supplemental Indenture, the Trustee is authorized to execute and deliver this Eleventh Supplemental Indenture; and

WHEREAS, the Company is exercising the power and authority conferred upon and reserved to it under the provisions of the Indenture to amend the provisions of the Seventh Supplemental Indenture as herein provided and to make this Eleventh Supplemental Indenture a valid, binding and legal agreement of the Company;

NOW, THEREFORE, THIS ELEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

That, for and in consideration of the premises and of the covenants contained in the Indenture and in this Eleventh Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

Article 1
Definitions and Other Provisions of General Application

Section 1.01.      Definitions. Each capitalized term that is used herein and is defined in the Indenture shall have the meaning specified in the Indenture unless that term is otherwise defined herein.

Section 1.02.      References. Each reference to a particular section set forth in this Eleventh Supplemental Indenture shall, unless the context otherwise requires, refer to this Eleventh Supplemental Indenture.

Article 2
Amendments to the Indenture

Section 2.01.      Amendments to the definition of GAAP. The definition of “GAAP” in the Original Indenture shall be amended by deleting the existing definition and replacing such definition with the text as follows:

“GAAP” means either (i) generally accepted accounting principles in the United States of America; or (ii) International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case as in effect from time to time.

Section 2.02.      Amendments to the definition of Change of Control. The definition of “Change of Control” in the Seventh Supplemental Indenture shall be amended to add the following words at the end of the definition:

“Notwithstanding the foregoing, from the Guarantee Effectiveness Date, no transaction (including, without limitation, any merger or consolidation, or direct or indirect sale, lease, transfer, conveyance or other disposition of the assets of the Company and its subsidiaries taken as a whole) with the Guarantor or any of its direct or indirect subsidiaries shall constitute a Change of Control.”

Section 2.03.      Insertion of Certain Additional Definitions. The following definitions shall be added to Section 1.01 of the Seventh Supplemental Indenture, inserted in alphabetical order:

“Guarantee” means an irrevocable and unconditional guarantee, on an unsecured basis, by the Guarantor of the full and punctual payment (whether at Stated Maturity, upon redemption, acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under this Indenture.”

“Guarantee Effectiveness Date” means the date on which the Guarantee shall become effective and the Guarantor shall have become a party to this Indenture.”

“Guarantor” means Natura &Co Holding S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (or its successors and assigns).”

Section 2.04.      Amendment to Reporting Covenant. Article II (Title and Terms of Securities) of the Seventh Supplemental Indenture shall be amended to include the following Section:

2.14     Reports and Other Information.

(a)	From the date hereof, (i) Section 10.08 of the Original Indenture shall cease to apply to this Indenture; (ii) the Company shall no longer be required to comply with Section 10.08 of the Original Indenture; and (iii) the Company shall furnish to the Holders of the Notes its annual audited consolidated financial statements prepared in accordance with GAAP not later than 120 days after the close of its fiscal year and its interim unaudited quarterly financial statements for each of the first three quarters of the fiscal year not later than 90 days after the close of fiscal quarter.

(b)	From the Guarantee Effectiveness Date, (i) Section 2.14(a)(iii) hereof shall cease to apply to this Indenture; (ii) the Company shall no longer be required to comply with Section 2.14(a)(iii) hereof; and (iii) the Guarantor shall furnish to the Holders of the Notes the Guarantor’s annual audited consolidated financial statements prepared in accordance with GAAP not later than 120 days after the close of its fiscal year and its interim unaudited quarterly financial statements for each of the first three quarters of the fiscal year not later than 90 days after the close of fiscal quarter.

(c)	The reporting obligations set forth in Section 2.14(a) and Section 2.14(b) hereof shall be satisfied in the event the Company or the Guarantor, as applicable, makes such reports publicly available on its website.

Section 2.05.      Amendment to Consolidation, Merger, Conveyance, Transfer Or Lease Covenant. Section 8.01 of the Original Indenture shall be amended to add the following words at the end of Section 8.01:

“From the Guarantee Effectiveness Date, this Section 8.01 shall not apply to the extent the consolidation with or merger into or conveyance, transfer or lease is with or into the Guarantor or any direct or indirect subsidiaries of the Guarantor.”

Article 3
Notes Guarantee Supplemental Indenture

Section 3.01.      Guarantee by Natura &Co Holding. Subsequent to the date hereof, Natura &Co Holding shall have the right (but not the obligation) to (i) become party to the Indenture and guarantee the Notes by execution and delivery of a supplemental indenture and (ii) add covenants, from time to time, to the Indenture for the benefit of the Holders to the Notes.

Article 4
Miscellaneous Provisions

The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Eleventh Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as expressly amended hereby, the Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This Eleventh Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

THIS ELEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This Eleventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

AVON PRODUCTS, INC.

By:	/s/ Tom Greene
Name: Tom Greene
Title: Vice President and Treasurer

[Signature Page – Eleventh Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Vice President

[Signature Page – Eleventh Supplemental Indenture]